Exhibit 4.8

AMERICAN TOWER CORPORATION

ISSUER

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 2, 2008

to

Indenture Dated as of October 1, 2007

FIRST SUPPLEMENTAL INDENTURE dated as of December 2, 2008 (this “First Supplemental Indenture”) to the Indenture dated as of October 1, 2007 (the “Original Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”) between American Tower Corporation, a Delaware corporation (together with any and all successors, the “Company”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a banking association, as trustee (together with any and all successors, the “Trustee”).

Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Original Indenture. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this First Supplemental Indenture for the purpose of this First Supplemental Indenture.

WHEREAS, the Company and the Trustee heretofore executed and delivered the Original Indenture;

WHEREAS, the Company, pursuant to the Original Indenture, issued its 7.000% Senior Notes due 2017 (the “Notes”);

WHEREAS, there are currently $500.0 million aggregate principal amount of Notes outstanding, for which the Global Notes bear Restricted Notes Legends and restricted CUSIP and ISIN numbers;

WHEREAS, Article 9 of the Original Indenture provides, among other things, that the Company and the Trustee may from time to time and at any time, without the consent of the Holders, enter into an indenture or indentures supplemental to the Original Indenture to, among other things, alter the provisions of Article 2 of the Original Indenture (including the related definitions) in a manner that does not materially adversely affect any Holder;

WHEREAS, in light of the amendments to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”), the Company desires to amend the Original Indenture to permit it to issue Global Notes that do not bear Restricted Notes Legends and bear unrestricted CUSIP and ISIN numbers in exchange for and in lieu of the existing Global Notes following the holding period contemplated by Rule 144;

WHEREAS, the amendments contained herein do not materially adversely affect any Holder;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this First Supplemental Indenture; and

WHEREAS, the execution of this First Supplemental Indenture has been duly authorized by a Board Resolution and, in accordance with such Board Resolution, an Officers’ Certificate.

NOW, THEREFORE, in consideration of the above premises, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

LEGENDS

Section 1.01 Transfer and Exchange of Global Notes.

Section 2.06(a) of the Original Indenture is hereby amended by adding the following words at the end of the last sentence of the first paragraph thereof:

“and a Global Note may be exchanged for another Global Note as provided in Section 2.06(f) hereof”.

Section 1.02. Securities Act Legends.

Section 2.06(f)(iv)(4) of the Original Indenture is hereby amended by deleting the phrase “(other than a Global Note)” therefrom.

Section 2.06(f)(iv)(6) of the Original Indenture is hereby amended by deleting the phrase “(other than a Global Note)” therefrom.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE AND THE ADDITIONAL NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.02. Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 2.03. Severability.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.04. Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.05. Table of Contents, Headings, etc.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.06. Trustee Makes No Representations.

The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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SIGNATURES

Dated as of December 2, 2008

AMERICAN TOWER CORPORATION

By:	/s/ Edmund DiSanto
	Name:	Edmund DiSanto
	Title:	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Vaneta Bernard
	Name:	Vaneta Bernard
	Title:	Vice President

-Signature Page to First Supplemental Indenture-